Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our Independent Auditor’s Report dated October 16, 2019, except for Note 5 as to which the date is November 30, 2019, on the financial statements of Virtuoso Surgical, Inc. as of and for the years ended December 31, 2018 and 2017 and to the reference of our firm as experts in accounting and auditing in the Company’s Regulation A Offering Circular Under the Securities Act of 1933 on Form 1-A.

/s/ Puryear & Noonan, CPAs

Puryear & Noonan, CPAs

Nashville, Tennessee

December 27, 2019

40 Burton Hills Blvd. I Suite 170 I Nashville, TN 37215	p: (615) 296-0500 I f:(615) 296-0493
830 Crescent Ce ntre Dr ive I Suite 320 I Franklin, TN 37067	pn-cpas.com